UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2009

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 24 through 27, 2009, Nanogen, Inc. (the “Company”) received notices of default from holders (“Holders”) of the Company’s 6.25% Senior Convertible Notes due 2010, the Amended and Restated 9.75% Senior Secured Convertible Note, the 9.75% Senior Secured Convertible Note and Senior Secured Convertible Bridge Notes (collectively, the “Notes”). The notices were issued as a result of the Company’s failure to make certain scheduled principal and interest payments under the Notes, which constitutes an event of default under the Notes. Pursuant to the terms of the Notes, the Company is required to make monthly and quarterly installment payments, as well as quarterly interest payments, to Holders. The Company last made such an installment payments in June 2008. Pursuant to the Notes, such interest and installment payments, along with penalties and late charges, were deferred so long as the Company satisfied certain milestones with respect to its proposed merger with Financiére Elitech S.A.S., which included, among other things, the commencement of shareholder solicitation on or before February 1, 2009 and receipt of shareholder approval of the merger on or before March 15, 2009. The Company did not satisfy these milestones, which caused such deferred payments to become immediately due and payable, and the Company has not made any such payment as of the date hereof, which caused an event of default under the Notes.

As a result of the event of default and the delivery of the notice of default to the Company, the Holders are entitled to require the Company to redeem each of the Holder’s Notes in full in cash for a redemption price calculated based on a specified formula set forth in the Notes, including a redemption premium of 120% of the outstanding conversion amount of the Notes. The aggregate redemption amount requested by the Holders is approximately $29 million. If such redemption price, including payment of all enforcement and collection costs (including without limitation, all reasonable attorneys’ fees and disbursements) due under each Note is not paid to the Holders who delivered the notice of default within five Business Days of March 24 through 27, 2009, such amount shall, pursuant to the Notes, accrue interest at a rate of 15% per annum from the date such amount was due until the same is paid in full. In addition, the Company’s obligations under the Notes are secured by substantially all of the Company’s assets and certain stock of the Company (“Collateral”) pursuant to certain security agreements and related documents (“Security Documents”) executed by the Company for the benefit of the Holders. Upon an event of default under the Notes, the Holders are entitled to exercise their rights under the Security Documents, including foreclosure of the Collateral.

The terms of the Notes and the Security Documents (including a full description of the rights and remedies of holders of Notes upon an event of default), and copies of such Notes and Security Documents can be found in the Company’s prior filings with the Securities and Exchange Commission (the “SEC”), including the Current Reports on Forms 8-K filed with the SEC on August 15, 2008 and August 27, 2007, which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: March 30, 2009	By:	/s/ Nicholas J. Venuto
	Name:	Nicholas J. Venuto
	Title:	Chief Financial Officer